Exhibit 23.5

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the references to our firm, in the context in which they appear, in this Registration Statement (Form S-3) and related Prospectus of Comstock Resources, Inc. and to the reserve estimates as of December 31, 2020 and our report thereon in the Annual Report on Form 10-K for the year ended December 31, 2020 incorporated by reference into the Prospectus contained in the Registration Statement on Form S-3 filed with the Securities and Exchange Commission on or about May 17, 2021, and any subsequent amendments thereto.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. (Scott) Rees III, P.E.
C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

Dallas, Texas
May 14, 2021

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